UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 28, 2015

Grandparents.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

589 Eighth Avenue, 6th Floor New York, New York		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 646-839-8800

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 28, 2015, Grandparents.com, Inc (the “Company”) executed an amendment (the “Amendment”) to that certain loan agreement entered into on March 27, 2015 (the “Loan Agreement”) in the initial amount of $150,000 in favor of Mel Harris, a member of the Company’s board of directors, which Amendment amends and restates the terms of the Loan Agreement. Pursuant to the Amendment, the amount of the loan has been increased to an aggregate of $450,000 (the “Loan”). The Loan has a term of one year from the date of the Amendment and bears interest at the rate of 5% per year. Mr. Harris has the right to convert the Loan into secured debt if the Company issues such debt within 90 days of the date of the Amendment. Mr. Harris may also convert the Loan into 2,250,000 shares of the Company’s common stock, along with a 5 year warrant with 50% warrant coverage and an exercise price of $0.30 per share.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which the Company will file as an exhibit to its Quarterly Report on Form 10-Q for the period ended March 31, 2015.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the discussion in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2015	GRANDPARENTS.COM, INC.

	By:	/s/ Steve Leber
Steve Leber
Chairman & Chief Executive Officer